Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 21st day of November, 2014, by and between Pro-Dex Riverside, LLC, a Delaware limited liability company (the “Company”), and Scott C. Robertson, an individual (“Robertson”). The Company and Robertson may collectively be referred to herein as the “Parties”.

RECITALS

This Agreement is entered into in conjunction with a series of contemplated transaction pursuant to which:

(a)           Pro-Dex Sunfish Lake, LLC, a Delaware corporation (“PDSL”) and wholly owned subsidiary of Pro-Dex, Inc., a Colorado corporation (“Pro-Dex” and, together with its subsidiaries, including the Company and PDSL, collectively, the “Pro-Dex Entities”), will purchase debt (“Purchased Debt”) and collateral pertaining to Riverside Manufacturing, Inc. (“Riverside”), and Sheldon Meyer, LLC, pursuant to that certain Loan Purchase and Sale Agreement, dated on or about the date of this Agreement, by and among Vermillion State Bank, PDSL, Heron Enterprises, LLC, and Robertson;

(b)           After acquiring the Purchased Debt, PDSL (or another Pro-Dex Entity to which PDSL may transfer the Purchased Debt) may, but is not required to, foreclose on and, through such foreclosure process, acquire the collateral securing the Purchased Debt, including, but not limited to, collateral pertaining to Riverside (the “Riverside Collateral”); and

(c)           In the event PDSL or another Pro-Dex Entity acquires the Riverside Collateral through the aforementioned foreclosure process, it is contemplated, but not required, that such Riverside Collateral be assigned or otherwise transferred to the Company and that the Company carry on the business operations of Riverside utilizing the Riverside Collateral (the “Business”).

The Parties intend to confirm by this Agreement the terms of Robertson’s employment with the Company, which employment shall commence if and when the Company or any other Pro-Dex Entity commences operation of the Business, and to provide for certain aspects of their relationship during and after the period in which Robertson is employed by the Company.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by the Company and Robertson, the Parties agree as follows:

AGREEMENT

1.             Employment.

The Company hereby agrees to employ Robertson and Robertson hereby agrees to be employed by the Company under the terms and conditions set forth in this Agreement. The Parties agree that Robertson’s employment shall commence if and when the Company or any other Pro-Dex Entity commences operation of the Business (“Commencement Date”) and shall continue unless and until terminated pursuant to Section 6 below. Notwithstanding the foregoing or anything else in this Agreement to the contrary, except as set forth in Section 5, Robertson shall have no claim against the Company or any other Pro-Dex Entity for any payments under this Agreement if neither the Company nor any other Pro-Dex Entity commences operation of the Business. Robertson understands and agrees that the Company and/or one or more of the other Pro-Dex Entities may elect, in their discretion, not to proceed with one or more of the transactions described in the Recitals of this Agreement.

2.             Base Salary.

During the term of his employment, the Company agrees to pay Robertson a base annual salary in consideration of the services provided by Robertson. The Company agrees that the base salary initially be (i) $50,000.00 per year (the “Base Amount”), plus (ii) a 7% commission on gross sales amounts actually received by any Pro-Dex Entity, on a consolidated basis, from new part orders of the Business obtained by Robertson after the Commencement Date (“Commissions”). Commissions shall be reduced for any returns or refunds. For purposes of clarity, Commission shall (a) only be based on sales of the Business’s products and not on any other products or services of the Company or any other Pro-Dex Entity and (b) not include proceeds or profit from the sale of equipment, obsolete inventory or raw materials of the Business. Robertson’s salary shall not be decreased without Robertson’s prior written consent.

3.             [Reserved].

4.             Shared Cash Flow.

Subject to the provisions of this Section 4 and Section 6, the Company agrees to share Cash Flow with Robertson as follows:

a.           For purposes of this Section 4, “Cash Flow” is defined as any excess cash flow from the sale of products of the Business that are distributed to Pro-Dex from the Company (such distributions to be in the sole discretion of the Company), excluding any deductions for costs and expenses accrued or incurred by Pro-Dex Entities prior to the date of this Agreement. For purposes of clarity, “Cash Flow” shall not include any cash flow from (i) any products or services of the Company or any other Pro-Dex Entity other than from sale of products of the Business or (ii) any sale of equipment, obsolete inventory or raw materials of the Business.

b.           The Company shall retain all of the first $50,000.00 in Cash Flow.

c.           After the Company has received $50,000.00 in Cash Flow, the Company agrees to pay 50% of its ongoing Cash Flow (the “Initial Profit Sharing”) to Robertson, with such payments to be calculated on a quarterly basis and paid to Robertson within 20 days after the end of a calendar quarter, or according to such other schedule as the Parties may agree to in writing. The Initial Profit Sharing payments shall end after Robertson receives a total of $450,000.00 (the “Initial Threshold”). The Company agrees to pay Robertson the Initial Profit Sharing Payments up to the Initial Threshold according to the schedule agreed to by the Parties, whenever the Cash Flow is earned, irrespective of whether Robertson’s employment was terminated, voluntarily or involuntarily, for any reason.

d.           Until such time as the Initial Threshold is achieved, the Company shall deliver to Robertson, on a quarterly basis and within 20 days after the end of a calendar quarter, or according to such other schedule as the Parties may agree to in writing, the Company’s quarterly internal financial statements certified by a manager of the Company (the “Financial Statements”). Robertson agrees that the Financial Statements are confidential and shall be treated as such in accordance with Section 8 of this Agreement.

5.             Ownership Change or Liquidation.

a.           In the event of an Ownership Change or Liquidation of the Company, the Company agrees to pay Robertson the Liquidation Proceeds defined in Subsection 5(c) of this Agreement, without regard to whether Robertson will be or is employed by the Company, its acquirer, or any successor after the Ownership Change.

b.           For purposes of this Section 5, “Ownership Change or Liquidation” means (i) the acquisition by any person, entity, or group, other than Pro-Dex or an affiliate of Pro-Dex, of a controlling interest in the Company; or (ii) the consummation of a sale, liquidation, or other disposition of all or substantially all of the assets of the Business other than to Pro-Dex or an affiliate of Pro-Dex.

c.           For purposes of this Section 5, “Liquidation Proceeds” shall be equal to 50% of any proceeds in excess of the greater of (i) $1,440,000.00 or (ii) a 20% annualized return on $1,200,000 calculated from the date of this Agreement received by any Pro-Dex Entity from the sale of a controlling interest in the Company or from the sale, liquidation, or other disposition of all or substantially all of the assets of the Business, provided that Robertson’s share of any Liquidation Proceeds shall be capped at, and shall in no event exceed, $170,000.

d.           The Company agrees to pay Robertson the Liquidation Proceeds at irrespective of whether Robertson’s employment has been terminated, voluntarily or involuntarily, for any reason.

6.             Termination.

Robertson’s employment shall terminate under any of the following circumstances:

a.           By mutual agreement of the Parties.

b.          By either Party for any reason, without cause, upon not less than fourteen (14) days prior written notice to the other Party.

c.           “For cause,” defined exclusively as (i) Robertson’s failure to perform duties assigned to him; (ii) Robertson’s failure to faithfully or diligently perform or comply with any provision of this Agreement; and (iii) the conviction of Robertson of any crime punishable as a felony or involving immoral conduct; provided, however, that the Company agrees to give Robertson at least thirty (30) days prior written notice of any for-cause termination under Subsections 6(c)(i) and agrees to rescind such notice if Robertson cures the failures defined in the notice within such thirty (30) day period.

d.          Upon termination of employment under this Agreement, Robertson will be entitled to his Final Pay through his separation date, and to any benefits and reimbursement of expenses to which he may be entitled through his separation date under the Company’s policies applicable to all employees. For the purpose of this Section, “Final Pay” means the Base Amount due to Robertson through his separation date, plus accrued Commissions on sales that have been contracted for through his separation date. Nothing in the Section alters or limits Robertson’s rights under Sections 4 and 5.

Notwithstanding anything to the contrary in this Section 6, if Robertson is terminated by the Company other than for cause at any time prior to the one (1) year anniversary of this Agreement, Robertson shall receive, within sixty (60) days of such termination, a payment equal to the difference between $50,000 and the Base Amount paid to Robertson prior to his separation date (the “Equalizing Payment”). The Equalizing Payment shall be in addition to, and not in lieu of, other amounts payable to Robertson under this Agreement. For clarity, the Equalizing Payment shall not be payable if Robertson is terminated for cause, if Robertson resigns or if Robertson’s employment ceases due to death or disability.

7.             Return of Records.

Upon termination of employment, for whatever reason, or upon request by the Company at any time, Robertson shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Pro-Dex Entities, and all copies of such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Robertson further agrees to destroy such records maintained by Robertson on Robertson’s own computer equipment.

8.             Nondisclosure of Confidential Information.

Robertson acknowledges and agrees that the Company and other Pro-Dex Entities have developed and continue to develop certain confidential, proprietary information and trade secrets regarding its business, including but not limited to marketing and business development plans and strategies, financial information, information regarding employees, consultants and independent contractors, computer software, hardware, systems and databases, and other financial and operational information (collectively, “Confidential Information”). Robertson acknowledges and agrees that Confidential Information is a valuable business asset of the Company and other Pro-Dex Entities. Robertson acknowledges and agrees that he will be granted access to Confidential Information during his employment by the Company; that the unauthorized disclosure of Confidential Information could damage or destroy its value and significantly harm the Company’s and/or the other Pro-Dex Entities’ business; and that the provisions of this Agreement are reasonably necessary to protect the value of the Confidential Information.

Robertson agrees at all times, during the period of his employment and thereafter, to keep Confidential Information confidential. Robertson further agrees that he will not directly or indirectly use or disclose any Confidential Information except in the course of performing his duties as an employee and with the Company’s consent. Robertson also agrees to follow all Company and Pro-Dex policies and regulations for the protection of Confidential Information, and upon termination of his employment, or upon the Company’s prior request at any time, to promptly deliver to the Company all documents, data, and other Confidential Information disclosed during his employment, together with any copies, disks, files, excerpts, or other reproductions.

For purposes of this Agreement, Confidential Information does not include the following:

a.           Information that is or becomes generally available to the public in a manner other than as a result of a disclosure by Robertson or by anyone to whom Robertson transmits the information;

b.           Information that was made available to Robertson on a non-confidential basis prior to its disclosure to Robertson by the Company or any other Pro-Dex Entity; and

c.           Information that becomes available to Robertson on a non-confidential basis from a source other than the Company or another Pro-Dex Entity that is not bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

9.             Survival.

The Parties expressly agree that their rights and obligations under Sections 3, 4, 5, 6, 7 and 8 will survive any termination of Robertson’s employment.

10.           Remedies.

The Parties recognize that money damages would not be an adequate remedy for breach of Sections 3, 4, 5, 6, 7 and 8 of this Agreement, and agree that in the event of breach of any of such covenants, the party seeking relief is entitled to seek equitable relief, including, but not limited to, restraining orders, injunctions, and an accounting, among other relief allowed by law.

11.           Adequacy of Consideration.

Robertson agrees that the Employer has provided him with fair and adequate consideration, in the form of the compensation described herein, to support this Agreement.

12.           Legality.

The parties covenant and agree that the provisions contained in this Agreement are reasonable and are not known or believed to be in violation of any federal or state law or regulation. In the event a court of law finds any provision to be illegal or unenforceable, such court may modify such provision to make it valid and enforceable. Such modification shall not affect the remainder of this Agreement which shall continue at all times to be valid and enforceable.

13.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

14.           Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relative to the subject matter hereof. No amendment, no waiver of compliance with any provision or conditions hereof, and no consent provided for herein will be effective unless evidenced by an instrument in writing signed by both parties.

15.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. A facsimile or electronic copy of the signature page shall constitute an original for all purposes.

16.           New-Hire Documents.

As a condition to Robertson’s employment with the Company or any compensation payable hereunder, Robertson agrees to enter into Pro-Dex’s customary new-hire documents applicable to all employees.

16.           Public Disclosure.

Robertson acknowledges and agrees that Pro-Dex may publicly disclose this Agreement and file a copy hereof with the Securities and Exchange Commission (“SEC”) in accordance with Pro-Dex’s SEC disclosure obligations.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused the execution of this Agreement as of the day and year first above written.

PRO-DEX RIVERSIDE, LLC

DATED:	November 21, 2014	By:	/s/ Harold A. Hurwitz

		Name:	Harold A. Hurwitz

			Its:	President

DATED:	21 Nov 14	By:	/s/ Scott Robertson
SCOTT C. ROBERTSON

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